SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY
                 HOLDERS

     On July 28, 2006, a Special Meeting of Shareholders of the Ave Maria Opportunity Fund (the "Fund") was held for the following purposes:

     1. to approve or disapprove the removal of "small capitalization companies" from the Fund's investment objective, resulting in the following investment objective: LONG-TERM CAPITAL APPRECIATION FROM EQUITY INVESTMENTS IN COMPANIES THAT DO NOT VIOLATE THE CORE VALUES AND TEACHINGS OF THE ROMAN CATHOLIC CHURCH; and

     2. to approve or disapprove the elimination of the Fund's fundamental investment policy requiring it to invest, under normal circumstances, at least 80% of its net assets in common stocks of small capitalization companies meeting the Fund's religious criteria.

The total number of shares of the Fund present in person or by proxy represented approximately 98.2% of the shares entitled to vote at the Special Meeting.

     The shareholders of the Fund voted to approve the removal of "small capitalization companies" from the Fund's investment objective. The votes cast with respect to the proposal were as follows:

                                Number of Shares
          -------------------------------------------------------------
                 For                     Against             Abstain
          ------------------     ---------------------     ------------
            1,576,465.689                   0                   0

     The shareholders of the Fund voted to approve the elimination of the Fund's fundamental investment policy requiring it to invest, under normal circumstances, at least 80% of its net assets in common stocks of small capitalization companies meeting the Fund's religious criteria. The votes cast with respect to the proposal were as follows:

                                Number of Shares
          -------------------------------------------------------------
                 For                     Against             Abstain
          ------------------     ---------------------     ------------
            1,576,465.689                   0                   0